Exhibit 35.1

AMERICAN HONDA FINANCE CORPORATION
ANNUAL COMPLIANCE CERTIFICATE
PURSUANT TO SECTION 3.11(a) OF THE SALE AND
SERVICING AGREEMENT AND
ITEM 1123 OF REGULATION AB

I, Paul Honda, do hereby certify that I am the Assistant Vice President, Assistant Secretary and Compliance Officer of American Honda Finance Corporation, a California corporation (the ‘‘Company’’), and further certify on behalf of the Company in its capacity as servicer (the ‘‘Servicer’’ and ‘‘Sponsor’’)under the Sale and Servicing Agreement (the ‘‘Agreement’’) dated as of October 1, 2006 among the Servicer and Sponsor, American Honda Receivables Corp., as Seller, and Honda Auto Receivables 2006-3 Owner Trust as follows:

(i)	A review of the activities of the Servicer during the reporting period ended March 31, 2007, and of its performance under the Agreement has been made under my supervision.

(ii)	To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects; except that for the first and second quarters of FY07 (April 1, 2006 –September 30, 2006), there were instances in which the Servicer was in material noncompliance with the Agreement due to its failure to follow customary standards, policies, and procedures in the following two respects: In some cases, receivables were extended without proper authorization and, in some cases, charge-offs were not recognized and recorded in a timely fashion as required. With respect to these instances of material noncompliance, computer system changes were enacted which apply systemic controls designed to prevent unauthorized extensions of receivables and to recognize and record charge-offs in a timely fashion. AHFC believes that the systemic controls are effective.

(iii)	To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default under the Agreement, has occurred or is continuing.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of June, 2007.

/s/ Paul C. Honda
Paul C. Honda
Assistant Vice President,
Assistant Secretary, and Compliance Officer
(senior officer in charge of the servicing function)